EXHIBIT 10.1

MINING ASSET PURCHASE

AND

STRATEGIC ALLIANCE AGREEMENT

THIS MINING ASSET PURCHASE AND STRATEGIC ALLIANCE AGREEMENT (“Agreement”), is made, deemed effective and entered into this 1st day of June, 2011, by and between SALA VALC S.A.C., a Peruvian corporation, with offices at: Ave Javier Prado Oeste No. 865, Departmento 602, San Isidro, Lima Peru (“SV”) and GOLDEN PHOENIX MINERALS, INC., a Nevada corporation with offices at: 1675 East Prater Way, Suite 102, Sparks, Nevada 89434 (“GPM”).

RECITALS

A.           The parties previously entered into that certain binding Term Sheet and Memorandum of Understanding dated October 4, 2010 (the “MOU”) with respect to their intent to acquire certain mining assets and properties, to formalize a strategic alliance in order to work cooperatively to develop certain defined properties, and to identify, acquire and develop additional mining opportunities in the future within Central and South America.

B.           SV owns or controls certain rights, titles and interests (subject to the rights and titles of the government of Peru), free and clear of all liens and encumbrances (except those of record on the date hereof as set forth in Schedules “A” and “B” attached hereto and incorporated herein by reference), in and to five (5) certain mining interests and/or groups of mining concessions, as applicable, including rights to use a processing plant and a tungsten and molybdenum stock pile (the “Porvenir Production Property”), as well as those certain exploration properties, including the Porvenir tungsten molybdenum exploration property, the Alicia gold exploration property and other related rights, situated in the Puno region of southern Peru, together with two concession groups situated in the La Libertad district in northern Peru, known as the Group of the 8 and Tornitos (collectively referred to as the “Exploration Properties”), all as more particularly described in Schedule “A” (the Porvenir Production Property and Exploration Properties may be collectively referred to herein as the “Property”).

C.           On or prior to Closing (as defined herein), SV shall cause its affiliate, Salwell International, Inc. (“Salwell”) to transfer all of its ownership interest in Molyco, LLC, a Nevada limited liability company (“Molyco”), which owns or controls approximately 30,000 tons of the tungsten molybdenum stockpile comprising a portion of the Porvenir Production Property to GPM to be held jointly as provided herein.

D.           The parties now desire to formalize the terms and conditions under which they will form a strategic alliance.  Further, SV and GPM each desire to sell, assign and transfer, by Quit Claim Deed, pursuant to the mining laws of Peru, any and all of their respective rights, titles and interests in and to the the Peruvian Production Property and Exploration Properties, as applicable, to a Peruvian entity or entities formed for the purpose of owning and operating the Property and all other potential acquisitions of the strategic alliance, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by the parties as follows:

AGREEMENT

1.           STRATEGIC ALLIANCE.

(a)           Formation of Holding Company.  SV and GPM hereby agree to form a strategic alliance (the “Alliance”) for the purpose of jointly owning, exploring, operating and acquiring certain mineral rights and properties, including the Property, within Central and South America.  In furtherance of the Alliance, upon the Closing of this Agreement, as defined below in Section 4, GPM shall form a Peruvian holding company (“HoldCo”) for purposes of owning, operating and managing the assets and properties held by the Alliance.  The initial ownership interest in HoldCo shall be:  80% GPM and 20% SV.  Each individual project, mining interest, property or asset contributed, purchased, transferred or otherwise acquired by the Alliance, will be held in separate subsidiary Peruvian entities controlled by HoldCo or held by entities owned or controlled by GPM and SV with the same 80/20 ownership structure as HoldCo, as the parties may deem necessary or convenient (each such subsidiary or newly formed entity referred to herein as an “Alliance Sub”).

(b)           Management.  HoldCo and each Alliance Sub formed in furtherance of the Alliance shall be managed by a board of directors, management committee or similar management structure as appropriate for the corporate entity selected and organized under Peruvian law (referred to herein as the “Board”), consisting of five (5) individual directors (“Directors”): three (3) appointed by GPM (the “GPM Directors”) and two (2) appointed by SV (the “SV Directors”).  The Directors shall, by majority vote, have full, exclusive and complete power and discretion to make all decisions and to do all things which the Directors deem necessary or desirable to carry out the business of HoldCo and each Alliance Sub.  The initial five (5) Directors shall be as follows: Donald Gunn, Thomas Klein and Hans Rasmussen (GPM Directors) and David A. Caldwell and Roberto Salaverria (SV Directors).  The compensation of Directors, if any, may be set from time to time by the Board, upon approval by the board of directors of the party holding at least a majority interest in HoldCo or the applicable Alliance Sub.  Rules governing the function and selection of the Board shall be made at the election of the Board, subject to the corporate laws of Peru.

(c)           Operations.

(i)           Operator.  GPM shall serve as the operator (“Operator”) with respect to the Property, and agrees, in its sole discretion as to determination of the means and timing, to explore the Property for minerals and to do all things necessary in the judgment of GPM, (subject to the terms and conditions of this Agreement) to acquire all mineral information necessary to determine whether the various properties included in the Property can be developed into a productive mining operation. GPM’s decision to explore and, if deemed economically feasible and advisable, put any of the various properties included in the Property into operation hereunder, or into a joint venture or for sale as set forth in Subsections 3(g) and 3(h) below, shall be solely within the discretion of GPM, with no ability of SV to conduct, or allow third parties to conduct, exploration, development or production activities or otherwise deplete the resources constituting a part of the Property, outside of the Alliance.  GPM shall conduct its operations in accordance with reasonable industry standards for properties in Peru.  To the extent SV oversees operations on the Property, such oversight shall be done at the reasonable request of GPM, shall be conducted in accordance with such reasonable industry standards in Peru as well as such minimum standards of quality as mutually agreed upon by the parties and SV shall report to GPM, providing all such information as reasonably requested.

(ii)           Funding.  GPM shall be solely responsible for providing all monies to conduct Operations on the Property, or any portion(s) thereof, all in amounts it deems necessary and appropriate.  Each Alliance Sub will be treated as a standalone business entity and GPM shall be entitled to recover any and all of its operational expenditures related to a specific Alliance Sub before the payment of any distribution of “Net Profits” hereunder from that Alliance Sub.  “Net Profits” as that term is used in connection with an Alliance Sub shall be determined in accordance with generally accepted accounting principles in Peru and shall be net of any operating reserves established by the Board as necessary or appropriate.  In any case, there will be a minimum pro-rata distribution of Net Profits equal to the highest corporate tax burden between GPM and SV during the recovery of GPM’s operational expenditures and establishment of the operating reserve.  If, as a result of the activities of any Alliance Sub or HoldCo, SV incurs a tax liability in excess of distributions, GPM agrees to make those excess payments on SV’s behalf, such payments to be reimbursed to GPM out of such Alliance Sub’s business account prior to any distribution of Net Profits.  Ultimately, 100% of all Net Profits will be distributed to the owners on a regular basis.  GPM shall furnish SV, with each payment of Net Profits, a written statement/accounting explaining the basis for calculating all Net Profits.  The aggregate sum of $68,533.66, mutually acknowledged as previously expended on the Property by GPM and/or its affiliates and related parties as of the date of this Agreement, as set forth in Schedule “C”, shall be deemed an operational expense in determination of Net Profits hereunder.  GPM’s expenditures to acquire Molyco LLC and its ownership rights in the Exploration Properties are excluded from these operational expenditures.  Any and all monies expended by GPM, its affiliates or related parties to acquire other properties and/or mining rights for the benefit of the Alliance shall be treated as operational expenses.

Upon the establishment of “Commercial Production” (as defined below) SV will no longer maintain a carried interest and shall contribute to the applicable Alliance Sub with respect to capital calls in accordance with its percent ownership interest or else suffer dilution according to the governing documents of each Alliance Sub, previously agreed by the parties to mirror that certain joint venture operating agreement by and between GPM and Scorpio Gold (US) Corp., as filed with the U.S. Securities and Exchange Commission.  For purposes of this Agreement and the governing documents of each Alliance Sub, “Commercial Production” shall be defined as four (4) consecutive months of Net Profits eligible for distribution.  Once the preferential payback of GPM’s operational expenditures is complete in each Alliance Sub, that Alliance Sub will distribute Net Profits to the owners either directly or through HoldCo.  To the extent possible HoldCo will be structured as a flow-through entity for purposes of allocations and distributions of profits and losses.  All expenses not directly incurred or previously authorized by GPM for the benefit of the Alliance from October 4, 2010 through the date of this Agreement, to the extent payment is requested by SV, such expenses are to be evidenced by receipts, which GPM shall at its sole discretion, review, validate and approve for payment, such approval not to be unreasonably withheld.  The parties have agreed that GPM shall make payment on at least fifty percent (50%) of such outstanding invoices (boletas) as previously validated and approved by GPM on or before June 10, 2011, with the balance of such approved invoices to be paid on or before June 17, 2011.

2.           PORVENIR PRODUCTION PROPERTY.

(a)           Contribution of Interests.  Upon Closing, each of GPM and SV shall unconditionally sell, transfer, assign and convey to an Alliance Sub formed for the purpose of owning and operating the Peruvian Production Property (hereinafter referred to as “Porvenir ProductionCo”) on the terms and conditions herein, all of their respective rights, titles and interest in and to the Porvenir Production Property for such consideration as set forth in Section 2(b) below.  SV shall also have provided to GPM, all information and disclosures set forth on Schedule “B” attached hereto and incorporated herein by reference (“Mining Disclosure Requirements”).  For purposes herein, the Porvenir Production Property consists of those certain piles of material stacked in various piles on the Porvenir exploration property (collectively, the “Stockpile”), which have been previously mined from the earth and are now deemed personal property under applicable mining laws in Peru, and is separate and distinct from the Porvenir mining concession.

(b)           Consideration.

(i)           GPM Consideration.  In consideration for an 80% interest in Porvenir ProductionCo, GPM shall: (A) contribute all of its right, title and interest in and to Molyco to Porvenir ProductionCo; (B) make a cash payment to SV in the aggregate amount of US $750,000, (less those amounts previously paid by GPM to SV as of the date of this Agreement, such sums totaling $400,000, as further detailed in the schedule of GPM payments set forth in Schedule “C” (Table 1, Rows 2 and 3) attached hereto and incorporated herein by reference) pursuant to the payment schedule agreed to by the parties, namely, GPM shall make seven (7) cash payments of US $50,000 per month commencing on the first of the month following the date of this Agreement, June 1, 2011, and continuing on the first of each month thereafter with a final payment on December 1, 2011  (the “Cash Payment”); and (C) issue SV such number of restricted shares of GPM common stock equal to $500,000 based on a per share price equal to the 10-day trailing VWAP beginning from the closing price of the GPM stock as quoted by the OTC Bulletin Board on the date of the MOU (the “GPM Shares”), such issuance subject to certain restrictions, namely the GPM Shares shall be held in an escrow account and released upon successful completion of certain events as follows:  (1) 20% of the GPM Shares will be released from escrow upon evidence of transfer of title to Alicia concessions free of liens or encumbrances to the Alliance entity’s name; (2) 20% shall be released upon evidence of transfer of title to Porvenir exploration property free of liens or encumbrances to the Alliance entity’s name; (3) 20% shall be released upon evidence of transfer of title to the Tornitos concessions free of liens or encumbrances to the Alliance entity’s name; (4) 20% shall be released upon evidence of transfer of title to the Group of the 8 concessions free of liens or encumbrances to the Alliance entity’s name; and (5) the final 20% shall be released upon full and complete repayment of GPM’s operational expenditures on the Porvenir Production Property, except in the event GPM decides in its sole discretion not to proceed with production at the Porvenir Production Property, in which event, the final 20% will be released upon the expiration of the Guaranty Period as set forth in Section 16.

GPM may prepay all or any portion of the Cash Payment at any time during the 18-month period commencing from the date of the MOU.

(ii)           SV Consideration.  In consideration for a 20% interest in Porvenir ProductionCo, SV shall contribute all of its right, title and interest in and to the Porvenir Production Property, subject to the limitations of its Representations and Warranties outlined in Section 12, including, but not limited to, a 100% interest in those six (6) surface leases constituting all requisite surface rights to the Porvenir Property, as set forth in Schedule “A”, a full and complete assignment of the right to use that certain processing plant (referred to herein as the “Angulo Plant”) for a period of at least two (2) years commencing October 21, 2010 as set forth in that certain plant participation agreement described in Schedule “A” attached hereto, as well as use its best commercially reasonable efforts to cause its affiliate, Salwell, to execute such agreements and documents as may be necessary to effect the transfer of all of its ownership interest in Molyco to GPM for the consideration set forth in this Section 2(b) such that the parties may contribute all such interest necessary for Porvenir ProductionCo to own the Stockpile further described at Schedule “A” attached hereto.

(c)           Title.  Title to the Porvenir Production Property shall be held in the name of Porvenir ProductionCo.

3.           EXPLORATION PROPERTIES.

(a)           Purchase and Sale of Exploration Properties.  In consideration for the cash payment to SV of $300,000, acknowledged by the parties as previously paid as set forth in Schedule “C”, and subject to the Work Commitment provided for in Section 3(c) below, SV hereby unconditionally sells, assigns, transfers and conveys to GPM, an 80% interest in all of its right, title and interest in and to the Exploration Properties.  GPM further commits to completing the purchase of Group of the 8 through the payment of the remaining $30,000 pursuant to a payment schedule to be agreed upon prior to Closing by the Alliance and the parties thereto with a minimum payment of $15,000 as soon as reasonably practicable following the date of this Agreement, pursuant to that certain acquisition agreement between SV and the prior owners thereof as set forth in Schedules “A” and “B” attached hereto.  Such amounts shall, in the aggregate, be deemed operational expenses as set forth in Section 1(c) above.

(b)           Contribution of Interests.  As of the Closing, each of GPM and SV agree to contribute their respective right, title and interest in and to the Exploration Properties into such Alliance Sub formed for each property and project within the Exploration Properties, in exchange for an 80% and 20% ownership interest in each Alliance Sub, respectively.

(c)           Work Commitment and Maintenance of Exploration Properties.

(i)           Minimum Work Commitment.  GPM commits to expend, within 18 months of the date of the MOU, or March 4, 2012 (the “Work Commitment Deadline”), a minimum aggregate amount of US $500,000 (the “Work Commitment”) in exploration, development and/or production work on the Exploration Properties, as, where and when it deems appropriate, of which amount the parties acknowledge $106,745.68 has been satisfied as of the date of this Agreement, as further set forth in Schedule “C.”  Except as specified herein, GPM shall not be required to expend any other monies on the Exploration Properties, except such monies that GPM deems advisable, in its sole discretion, to expend.  In the event GPM does not fulfill, in the aggregate, the minimum Work Commitment on or before the Work Commitment Deadline unless such deficiency is the result of circumstances beyond its reasonable control, including, but not limited to a force majeure event as set forth in Section 19, then at least thirty (30) days prior to the Work Commitment Deadline, GPM shall notify SV of its election to: (A) forfeit its ownership interest in the Exploration Properties; or (B) make a lump sum cash payment to SV in the amount of the shortfall in fulfilling the Work Commitment.

(ii)           Maintenance; Good Standing.  Additionally, the Board of each Alliance Sub shall create a Program and Budget as set forth in Section 1(c) above, which shall include a minimum annual work commitment necessary to advance each project so as to at least maintain the mining claims in good standing and such reasonable advancement of the Property or any individual property maintained by the Alliance as the Board may determine in its sole discretion.  Commencing in the 2012 rental year, the Operator shall pay the annual rental payments, consisting of validity fees and production penalties, to the extent applicable, on the concessions in aggregate on or before May 1 of each rental year (the “Rental Year”), such payments to come out of the business account of the applicable Alliance Sub, and to promptly provide SV with proof of such payment.  On signing, GPM shall, at minimum, pay the validity fees and production penalties for the 2010 Rental Year, such payments totaling approximately $14,945 (for all concessions comprising the Property, exclusive of filing fees), of which $4,931 shall be paid by SV and $9,864 shall be paid by GPM.  On or before Closing, GPM will pay all fees and penalties due for the Property for the 2011 Rental Year, all such fees and penalties to be deemed an operational expense under Section 1(c).

(d)           SV Expenditures to date.  Upon mutual agreement of the parties as to historical payments made by SV for the benefit of the Alliance from and after April 29, 2010 through the date of the MOU, October 4, 2010, with a reimbursement schedule to be agreed upon prior to Closing, GPM will reimburse SV therefor, such expenses to be evidenced by receipts, which GPM shall at its sole discretion review, validate and approve, such approval not to be unreasonably withheld.

(e)           Area of Interest.

(i)           General.  The parties agree that an area of interest encompassing two (2) kilometers surrounding each mining concession comprising the Exploration Properties will be established (the “AOI”).  Each individual Alliance Sub shall have a right of first offer to acquire any opportunities or interests identified by either party within their respective AOI’s.   Any interest or right to acquire any interest in real property or water or mineral or royalty rights related thereto within an AOI either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either party hereto (the “Acquiring Party”) shall be subject to the terms and provisions of this Agreement and the applicable Alliance Sub governing documents.  SV and GPM and their respective affiliates for their separate account shall be free to acquire lands and interests in lands outside the AOI and to locate mining claims outside the AOI.  Failure of any affiliate of either party to comply with this Section shall be a breach by such party of this Agreement.

(ii)           Notice to Non-Acquiring Party. Within five (5) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water or mineral or royalty rights wholly or partially within an AOI, the Acquiring Party shall notify the other party of such acquisition by it or its affiliate. The Acquiring Party’s notice shall describe in detail the acquisition, the acquiring party if that party is an affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Party believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the parties under the Alliance.  In addition to such notice, the Acquiring Party shall make any and all information concerning the relevant interest available for inspection by the other party.

(iii)           Option Exercised. Within thirty (30) calendar days after receiving the Acquiring Party’s notice, the other party may notify the Acquiring Party of its election to accept a proportionate interest in the acquired interest equal to its pro rata ownership interest in the relevant Alliance Sub.  Promptly upon such notice, the Acquiring Party shall convey or cause its affiliate to convey to the applicable Alliance Sub, all of the Acquiring Party’s (or its affiliate’s) interest in such acquired interest, free and clear of all encumbrances other than those to which both parties have agreed.  Immediately upon such notice, the acquired interest shall become a part of the Exploration Properties for all purposes of this Agreement and the governing documents of the Alliance Sub. The other party shall promptly pay to the Acquiring Party its proportionate share of the latter’s actual out-of-pocket contract acquisition costs paid to such vendor (such acquisition costs not to include Acquiring Party’s travel or incidental expenses), plus twenty-five percent (25%).

(iv)           Option Not Exercised.  If the other party does not give such notice within the thirty (30) day period set forth above, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Exploration Properties or continue to be subject to this Agreement or the Alliance Sub governing documents.

(f)           SV Right of First Refusal.  If GPM decides, in its sole discretion, to abandon any separate, individual property(ies)/concession(s) (“Individual Property”) included in the Exploration Properties at any point, GPM shall give SV a written notice of such decision and SV shall have a first right to have the Individual Property to be abandoned, clean title transferred back into SV’s name, so long as clean title had previously vested in Alliance Sub’s name, free of any liabilities accrued from and after the date of this Agreement, and with transfer of any permits currently in place. The first right must be exercised, if at all, by written notice from SV to GPM of SV’s election to have the Individual Property transferred back to SV by appropriate transfer document under the laws of Peru, all at GPM’s sole cost and expense. SV must exercise such right of first refusal within thirty (30) calendar days after receipt of GPM’s written notice of intent to abandon.  If such notice occurs after May 1 of any given year, GPM will remain solely responsible for paying all applicable rental fees to maintain the property in good standing.

(g)           GPM Option to Purchase.  In the event GPM expends monies on any Individual Property included in the Exploration Properties, and reaches a point of positive bankable feasibility study (“BFS”) on said Individual Property (“Target Property”), then GPM shall have the right to purchase SV’s 20% or other then-existing ownership interest in such Target Property for an amount equal to SV’s then-existing percent ownership interest multiplied by the total net asset value (“NAV”) of such Target Property, with such discount rate as defined within the BFS.  In this event, SV shall have no further rights, titles or interests in said Target Property.  The same protocol shall be applicable to each and all other Individual Properties included in the Exploration Properties.

(h)           Pooling; Drag-Along.  In addition to the forgoing, GPM shall have the right to sell any Individual Property or to pool its interests and SV’s interests in all of the Exploration Properties in connection with a proposed sale pursuant to a bona fide arm’s length offer, as determined in its sole discretion, and SV shall cooperate with GPM to effect the sale of all such interest in the applicable Exploration Properties.  In such event, GPM and SV shall share the net profits derived from each and all such sales on the basis of their respective ownership interests.

In the event of such proposed sale, GPM shall promptly notify SV of such intentions.  The notice shall state the price and all other pertinent terms of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale.  If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  SV shall have thirty (30) calendar days from the date such notice is delivered to notify GPM whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice.  If it does so elect, the contract for acquisition by SV shall be consummated promptly after notice of such election is delivered.  In the event SV disagrees with the valuation upon which GPM proposes to sell such Individual Property, all Exploration Properties or any combination thereof, both parties may seek a valuation from a mutually agreed upon qualified third party appraiser, the expenses of which shall be shared by the parties.  In the event such appraisal differs from the terms of the offer as set forth in the notice by greater than ten percent (10%), GPM will have fifteen (15) calendar days to renegotiate the terms of the offer to come within 10% of the appraised value, agree to pay SV its pro-rata share of the newly appraised value out of the proceeds of the sale, or else reject the offer.

4.           CLOSING.  The closing of this Agreement (“Closing”) shall take place on the date that each of the closing conditions set forth below have been duly fulfilled or waived and all such closing deliverables set forth below have been delivered, with the Closing to occur on or before June 30, 2011 (the “Outside Closing Date”).

(a)           Closing Conditions.

(i)           Conditions Precedent to GPM’s Obligation to Close.  As a condition to Closing, GPM shall have received or waived in writing its right to receive: (i) a duly executed copy of this Agreement; (ii) the Mining Disclosure Requirements set forth in Schedule “B”; (iii) evidence of the formation of Holdco and such Alliance Sub(s) as deemed necessary and appropriate for purposes of holding title to the Property, including copies of such formation, constituting and governing agreements, documents or instruments, signed by SV and filed with the necessary federal, state or local governmental authorities as necessary; (iv) evidence of good standing of all mineral concessions comprising the Property by means of duly endorsed receipts of payment of such rental fees as necessary to maintain the Property in good standing; (v) evidence of payment of rental fees to maintain the concession rights included in the Property through the 2011 Rental Year as set forth in Section 3(c)(ii); and (vi) evidence of such corporate or regulatory approvals of SV as may be necessary to consummate the transactions contemplated herein.

(ii)           Conditions Precedent to SV’s Obligation to Close.  As a condition to Closing, SV shall have received or waived in writing its rights to receive: (i) a duly executed copy of this Agreement; (ii) evidence of the opening of an escrow account with such escrow agent as GPM may select in sole and absolute discretion for purposes of holding the GPM Shares; (iii) evidence of the formation of Holdco and such Alliance Sub(s) as deemed necessary and appropriate for purposes of holding title to the Property, including copies of such formation, constituting and governing agreements, documents or instruments, signed by GPM and filed with the necessary federal, state or local governmental authorities as necessary; (iv) evidence of such corporate or regulatory approvals of GPM as may be necessary to consummate the transactions contemplated herein; (v) evidence of good standing of all mineral concessions comprising the Property by means of duly endorsed receipts of payment of such rental fees as necessary to maintain the Property in good standing; (vi) evidence of payment of such previously validated and approved invoices as set forth in Section 1(c)(ii); (vii) receipt of payments for such reimbursements as agreed by the parties to be paid prior to Closing as set forth in Section 3(d); and (viii) evidence of payment of rental fees to maintain the concession rights included in the Property through the 2011 Rental Year as set forth in Section 3(c)(ii).

(b)           Closing Deliverables.

(i)           SV Closing Deliverables.  Upon Closing, SV shall deliver to GPM: (i) a Quit Claim deed or Peruvian equivalent document of transfer and such other documents or instruments as necessary (referred to herein as “Transfer Documents”) effecting the transfer of all of its rights, title and interest in and to the Property, to the name of the applicable Alliance Sub; (ii) a duly executed bill of sale; (iii) a certificate of a duly authorized executive officer or manager, certifying to the accuracy of the representations and warranties contained herein; and (iv) such other documents, instruments or agreements as reasonably necessary to effect the transactions contemplated herein.

(ii)           GPM Closing Deliverables.  Upon Closing, GPM shall deliver to SV: (i) a duly executed copy of this Agreement; (ii) copies of such formation and operation agreements, documents or instruments, signed by GPM and filed with the necessary federal, state or local governmental authorities, as necessary to form HoldCo and such Alliance Sub as deemed appropriate to hold title to the Property as set forth herein; (iii) issuance of the restricted GPM Shares into an escrow account to be held pending completion of the milestones set forth in Section 2(b) above; and (iv) such other documents, instruments or agreements as reasonably necessary to effect the transactions contemplated herein.

5.           TERMINATION.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:

(a)           by June 30, 2011, the parties have been unable to satisfy the closing conditions as set forth in Section 4(a), provided however, that the right to terminate this Agreement under this Section 5(a) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(b)           by either party if earlier than June 30, 2011, by mutual written agreement of the parties (collectively, the “Termination Date”).  Notwithstanding the foregoing, the Termination Date may be extended if agreed to in writing by the parties;

(c)           by either party if: (i) there shall be a final non-appealable order of a federal or state court or other court of competent jurisdiction that would in effect prevent consummation of the transactions contemplated hereby, or (ii) there shall be any law enacted, promulgated or issued or deemed applicable to the transactions herein by any governmental authority that would make consummation illegal;

(d)           by GPM if: (i) GPM is not in material breach of its representations, warranties, covenants or agreements under this Agreement, or any technical breach has been preceded by a breach of SV, and (ii) there has been a breach of any representation, warranty, covenant or agreement of SV and such breach has not been cured within thirty (30) calendar days after written notice thereof to SV; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(e)           by SV if: (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement, and (ii) there has been a breach of any representation, warranty, covenant or agreement of GPM and such breach has not been cured within thirty (30) calendar days after written notice thereof to GPM; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

In the event this Agreement is terminated pursuant to this Section 5, and to the extent applicable, the parties shall execute or cause to be executed all other instruments, certificates, notices and documents as may be required for the termination of any company formed under the Alliance under the laws of the Peru, and to effectuate the transfer of any rights, title or interests in and to the Properties back to SV or GPM, as applicable.  Furthermore, in the event of a termination under Section 5(d) all fees, payments, and funds previously advanced by GPM to SV, shall be returned to GPM pursuant to, and up to the limit provided in, the Remedy provisions in Section 16.

6.           RIGHT OF INSPECTION AND RECORDS.

(a)  SV Right of Inspection and Audit.  SV shall have the right during the term of the Agreement, at its own cost and risk, upon 72 hours’ prior written notice, to enter upon the Property at all reasonable times and intervals to observe the mining operations and conduct such tests as the SV deems necessary including physical photography and survey of any pit, and to inspect the geological records for the purpose of determining whether the provisions of this Agreement are being performed; provided, however, such observation and inspection shall be conducted in such a manner so as to not unreasonably interfere with GPM’s mining operations.  GPM agrees to keep complete, true and accurate records and accounts showing the quantity of ores mined and all shipments of all minerals from the Property, receipts therefrom and in connection therewith, all operating and other expenses incurred.   SV will further have the right to conduct its own independent audit at any time upon at least 72 hours’ notice, and the Alliance Sub will conduct an annual year-end audit using an independent auditor and methods acceptable under SEC requirements for GPM.

(b)  GPM Right of Inspection and Audit.  GPM shall have the right during the term of the Agreement upon 72 hours’ prior written notice to audit and inspect any and all records of work done by SV or its affiliates or assigns on behalf of the Alliance commencing upon the date of the MOU.  SV represents and warrants that it has kept complete, true and accurate records and accounts of all such work done related to the Property and agrees to continue to maintain complete, true and accurate records and accounts during the term of this Agreement.

7.           GEOLOGIC DATA.  Upon termination of this Agreement or surrender of any portion of the Property back to SV, GPM shall provide SV with all factual geologic data GPM compiles as a result of GPM’s exploration, development and mining of the Property including, but not limited to, all drill logs, drill hole locations, maps of geologic areas, formations and assays.  Nothing herein shall be construed to require GPM to compile data which in its opinion is not necessary to its operations hereunder.  GPM shall have no liability on account of any such data being relied or acted upon by SV.

8.           CONFIDENTIALITY.  During the term and any extension of this Agreement, all information or data supplied in writing by GPM to SV relating to the exploration, development or mining of the Property by GPM which is specifically identified as confidential by GPM at the time it is supplied, shall be kept confidential by SV and not disclosed to any third person except for those professional consultants of SV, including attorneys and accountants who “need to know” and are informed of the confidentiality agreement herein, without GPM’s written consent, which consent may be withheld, all in the discretion of GPM.

9.           SOLE AND ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between the parties, including their affiliates, principals and related parties, and supersedes all previous negotiations, representations and agreements between the parties, including their affiliates, principals and related parties, whether written or oral, that might have lead to the parties making this Agreement. This Agreement is subject to and governed by the laws of Peru.

The parties expressly acknowledge and agree that the terms and conditions of the MOU are fully incorporated herein by the parties and such MOU is deemed merged herein and, further, is now deemed null and void as a separate agreement by the parties, effective as of the date hereof. The parties also expressly acknowledge and agree that the Letter of Intent entered into by and between GPM and Salwell International LLC (an affiliate of SV), dated April 29, 2010, was deemed null and void, effective as of the effective date of the MOU.

10.           TERM OF AGREEMENT.   This Agreement shall commence on the date hereof and continue for so long as GPM either (i) conducts Operations on the Property, or any portion thereof, (ii) surrenders all of the Property back to SV, or (iii) until either party terminates under Section 5, whichever first occurs, after which time, this Agreement shall terminate.

11.           INDEMNIFICATION AND HOLD HARMLESS.   SV and GPM expressly and unconditionally agree to indemnify and hold each other and their respective officers, directors, agents, employees, managers, consultants and affiliates, harmless from any and all claims, charges, damages, fines and liabilities of any and all nature and extent arising from a breach of this Agreement, any failure to disclose information pursuant to Schedule “B”, and/or environmental liabilities arising, directly or indirectly, from the Property as a result of the Alliance’s actions for a period of two (2) years from the date of this Agreement, except that any indemnification for claims grounded in fraud shall continue for so long as claims may be brought under any applicable statute of limitations.

12.           REPRESENTATIONS AND WARRANTIES OF SV.  SV, its officers, directors and shareholders, jointly and severally, expressly and unconditionally, represent and warrant that:

(a)           SV is duly organized in accordance with the laws of Peru and is in good standing in Peru.

(b)           It has the power and authority to carry on its business and to make this Agreement and any agreement that is contemplated by this Agreement.

(c)           Neither the making nor performing of this Agreement or any of the agreements contemplated by it conflict with, breach or accelerate the performance of any other agreement.

(d)           The making of this Agreement and any agreements contemplated by it does not violate or breach its organizational documents or the laws of any applicable jurisdiction or regulatory body and has been authorized by its board of directors.

 (e)           It is the sole owner of all rights, title and interest in the interests to the Property transferred hereunder, as set forth more particularly in Schedule “A.”  With respect to those portions of the Property SV owns in fee simple, if any, SV is in exclusive possession of and owns such Property free and clear of all encumbrances or defects in title except those specifically identified in Paragraphs 1.1(B), 1.3.1(B), 1.3.2(B) and 1.3.3(B) of Schedule “A.”

(f)           It has duly entered into that certain lease agreement with respect to the Angulo Plant as identified in Schedule “A” and such lease is in full force and effect, providing the Alliance full access, use and enjoyment of the leased plants and properties referenced therein for a period of at least two (2) years from October 21, 2010.

(g)           With respect to those properties or interests comprising the Property in which SV holds an interest under leases or other contracts: (i) SV is in exclusive possession of such Properties; (ii) SV has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) SV has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to SV’s knowledge, such leases and other contracts are valid and are in good standing; (v) SV has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; (vi) SV has provided GPM with complete, true and correct copies of all such leases or contracts, including details regarding any future obligations necessary to maintain such contracts in good standing and/or to finalize its purchase payment obligations; and (vii) such Properties are free and clear of all encumbrances or defects in title except for those specifically identified in Paragraphs 1.1(B), 1.3.1(B), 1.3.2(B) and 1.3.3(B) of Schedule “A.”

(h)           SV has delivered to or made available for inspection by GPM all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Property.  For purposes of this Agreement, “Existing Data” means maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, contracts, leases and other material information developed in operations on the Property prior to the date of this Agreement and prior to Closing.

(i)           To the best of its knowledge, the technology and equipment used in the plants does not infringe upon any rights of any third party.

(j)           Except as disclosed in Schedule “A,” it has not granted, nor will it grant, any license, right or interest to any other party in or to the Property, including the plants, or use thereof, except in accordance with the terms of this Agreement during the term of this Agreement.

(k)           Except as disclosed in Schedule “D”, it is not a party to or threatened with any legal proceedings or inquiries relating to the Property, including the plants, ores or other rights transferred hereunder, nor is it aware of any circumstances that might give rise to any legal proceedings or inquiries against GPM or the Property.

(l)           Except as disclosed in Schedule “A,” the Property, including the plants and Porvenir Production Property, are free of all claims, liens, charges and encumbrances of whatsoever nature.

(m)           With respect to mining concessions, interests and millsites (or such equivalent rights for mining properties in Peru) located by SV that are included within the Property, except as provided in Paragraphs 1.1(B), 1.3.1(B), 1.3.2(B) and 1.3.3(B) of Schedule “A” and subject to the paramount title of Peru, it has taken reasonable steps to ensure that: (i) the mining concessions were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the mining concessions has been performed and all governmental fees and/or private party fees have been paid in order to maintain those claims through the date of this Agreement; (v) all affidavits of assessment work, evidence of payment of governmental fees and/or private party fees, and other filings required to maintain the mining concessions, claims or interests in good standing have been properly and timely recorded or filed with appropriate governmental agencies, entities or individuals; (vi) the claims are free and clear of encumbrances or defects in title; and (vii) SV has no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of such mining concessions, claims or interests contains a valuable mineral deposit.

(n)           With respect to those mining concessions, interests and millsites not located by SV but which are included within the Property, except as provided in Paragraphs 1.1(B), 1.3.1(B), 1.3.2(B) and 1.3.3(B) of Schedule “A” and subject to the paramount title of Peru: (i) all assessment work required to hold the mining concessions, claims or interests has been performed and all governmental fees and/or private party fees have been paid in order to maintain those claims through the date of this Agreement; (ii) all affidavits of assessment work, evidence of payment of governmental fees and/or private party fees, and other filings required to maintain the mining concessions, claims or interests in good standing have been properly and timely recorded or filed with appropriate governmental agencies, entities or individuals; (iii) the claims are free and clear of encumbrances or defects in title; and (iv) SV has no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of such mining concessions, claims or interests contains a valuable mineral deposit.

(o)           To the best of its knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon.

(p)           To the best of its knowledge, there have been no past violations by SV of any environmental laws or other laws or regulations affecting or pertaining to the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property.

(q)           To the best of its knowledge, the mining concessions comprising the Property have been duly and validly located pursuant to the laws of Peru and are recorded in the names set out on the attached Schedule “A” and are in good standing with the applicable Peruvian governmental agencies or authority as of the date of this Agreement and until the dates set out on the attached Schedule “A”.

(r)           The disclosures set forth in Schedule “B” hereto are complete, true and accurate in all respects.

(s)           Except as disclosed in this Agreement, as at the date of this Agreement and as of the date of Closing, all material agreements pertaining to the Property to which SV is a party or by which it is bound:  (i)  are valid, binding, in good standing, in full force and effect in all material respects and enforceable by SV in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought and (ii) do not, by their terms, require the consent of any of the parties thereto to this Agreement or any of the transactions contemplated hereby.

(t)           To the best of its knowledge SV has not done or failed to do any act or thing whereby any of the Property or assets comprising the Property are or will be liable or subject to termination, surrender, forfeiture, cancellation, alienation, reduction, or penalty.

The representations and warranties set forth above shall survive the execution and delivery of any documents of transfer provided under this Agreement.  For a representation or warranty made to a party’s “knowledge,” the term “knowledge” shall mean actual knowledge on the part of the executive officer, manager or director of the representing party or of facts that would reasonably lead to the indicated conclusions.

13.           DISCLOSURES.  Each of the parties hereto represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement which should be disclosed to the other party in order to prevent the representations and warranties in Section 12 of this Agreement from being materially misleading.  SV has disclosed to GPM all information it believes to be relevant concerning the Property and has provided to or made available for inspection by GPM all such information.  GPM has disclosed to SV all information it believes to be relevant concerning its findings in its diligence concerning the Property and has provided to or made available for inspection by SV all such information.  Each party represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Property and upon its own geologic and engineering interpretations related thereto.

14.           LOSS OF TITLE.  Any failure or loss of title to the Property and assets comprising the Property following transfer of title to Holdco or the relevant Alliance Sub as provided herein, and all costs of defending title, shall be charged to the business account of HoldCo or the relevant Alliance Sub.

15.           ARBITRATION OF DISPUTES.

Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, if unable to be resolved amicably by negotiations between the parties, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules in accordance with the Expedited Procedures set forth therein. The Tribunal will consist of three arbitrators. Within 10 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 20 days of the commencement of the arbitration. The place of arbitration will be Reno, Nevada. The language to be used in the arbitral proceedings will be English.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

16.           REMEDIES FOR BREACH BY SV; GUARANTY.   In the event of (a) a material breach of a representation or warranty by SV under this Agreement, (b) an intentional or reckless failure to disclose material information or the disclosure of materially misleading information with respect to the Property, SV agrees to reimburse GPM in full for those portions of the purchase payments pertaining to the compromised property.  For the purposes of this guaranty, the total consideration paid for the package of five properties will be up to $1,550,000 ($750,000 in acquisition payments over time that are ongoing, $500,000 paid in stock at Closing and $300,000 in acquisition payments for the Exploration Properties, satisfied prior to the date of the MOU).  Individual reimbursement amounts to GP will be 20% of the actual consideration paid to SV to the point of the breach, with a maximum of $310,000 per property if the breach occurs after the payments by GPM have been made in full.

In the event of (c) a work stoppage caused by pre-existing environmental liabilities, or the re-characterization of environmental impact report obligations such that the Alliance loses its exemption requiring a stoppage and new environmental impact report, arising directly or indirectly, from the Porvenir Production Property or any portion thereof, such work stoppage interrupting shipping of ores for a period exceeding 30 days, and as a result thereof GPM suffers any claims, charges, damages, fines and liabilities of any kind or nature, then SV shall be solely and exclusively responsible for 100% of any and all claims, charges, damages, fines and liabilities of any and all nature and extent incurred by GPM arising from such an event.  In addition, in such event, GPM shall be entitled to place a lien on any and all monies owed to SV by the Alliance, its property rights and ownership interests relating to the Alliance or this Agreement in order to secure repayment of any and all monies owed by SV as a result of such Event(s).

The guaranty for each individual property under the conditions outlined in (a), (b) and (c) above will extinguish and become null and void incrementally upon the following events 1) evidence of transfer of title to Alicia concessions to the Alliance entity’s name, 2) registration of title to Porvenir concession to the Alliance entity’s name, 3) registration of title to the Tornitos concessions to the Alliance entity’s name, 4) registration of title to the Go8 concessions to the Alliance entity’s name and 5) repayment of GPM’s operational expenditures on the Porvenir Production Property.  In any event this guaranty and warranty will extinguish in full on January 31, 2012 (the “Guaranty Period”) for all of the Properties with the exception of those that have been noticed in breach by GPM before that time.

17.           NOTICES.  Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be as set forth in the signature page hereto or as amended by a party by notice duly given hereunder.

18.           REMEDIES.  All rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies that may be available to the parties, whether provided by law, equity, statute, in any other agreement between the parties or otherwise.

19.           FORCE MAJEURE.  Except as set forth in the representations and warranties provided herein and except for the obligation to make payments to maintain the Property in good standing, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental laws; action or inaction by any country, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, political unrest, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.  The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected party shall resume performance as soon as reasonably possible.

20.           GOVERNING LAW.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada, exclusive of conflict or choice of law rules.

 [SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed the foregoing Agreement, as of the date first above written.

GOLDEN PHOENIX MINERALS, INC.

_______________________________

By: ________________

Its: ________________

Address for Notice:

1675 East Prater Way, Suite 102
Sparks, NV 89434
Fax: 775-853-5010

SALA VALC S.A.C.

_______________________________

By: _________________

Its: _________________

Address for Notice:

________________________
________________________
Fax:__________

Schedule "A"

Description of Purchased Assets, Titles and Easements to be Transferred into Alliance

Schedule “B”

Mining Disclosure Requirements

Schedule “C”

GPM Payments

Schedule “D”

Litigation